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                                                                     EXHIBIT 99



                    COMMERCIAL METALS COMPANY SIGNS AGREEMENT
                 TO SELL HEAVY STRUCTURAL FABRICATION ASSETS OF
                     SMI-OWEN STEEL COMPANY, INC. SUBSIDIARY


         Dallas -- February 14, 2002 -- Commercial Metals Company (CMC: NYSE), headquartered in Dallas, Texas, announced today the signing of a definitive agreement with a subsidiary of ADF Group, Inc. for the sale of substantially all assets of SMI-Owen Steel Company's heavy structural steel fabrication and installation operation located on South Beltline Boulevard in Columbia, South Carolina. The closing is contingent on the satisfaction by the parties of certain conditions. The South Carolina Steel and SMI Rebar South Carolina divisions of SMI-Owen Steel Company, Inc. are not part of the transaction and will continue normal operations.

         Binh Huynh, Executive Vice President of the CMC Steel Group, said, "Commercial Metals has diversified its downstream operations in rebar fabrication, small to medium structural fabrication, concrete-related products, joists and other specialty areas. Heavy structural fabrication and installation on the scale of projects undertaken by this division of SMI-Owen Steel Company are not considered core to our growth strategy. The capital released by this pending sale will be used to implement that growth strategy and we believe generate greater returns for our shareholders."


                                     (more)



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         Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products and related materials and services through a network of over 130 locations including 4 steel minimills, 27 steel fabrication plants, 5 steel joist plants, a castellated and cellular beam fabricating plant, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 24 concrete-related product warehouses, a railroad salvage company, a copper tube mill, 43 metal recycling facilities and 16 marketing and trading offices in the United States and in strategic overseas markets.

         Paragraphs one and two of this news release contain forward-looking statements regarding the outlook for the Company's financial results including net earnings, return on invested capital, and possible acquisitions. These forward-looking statements generally can be identified by phrases such as the company or its management "believe," "expects," "anticipates," or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management's current opinion. Developments that could impact the Company's expectations include delays or postponement of contract closings, lack of adequate alternative investment opportunities, interest rate changes, construction activity, global factors including credit availability, currency fluctuations, energy prices, and decisions by governments impacting the level of steel imports and pace of overall economic activity.



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Contact:        Debbie Okle
                Director, Public Relations
                214.689.4354